UNITED STATES
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013
______________________________

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter

Delaware	001-34530	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 N. Main Street
Euless, Texas 76039
(Address of principal executive offices, including ZIP code)

(817) 835-4105
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2013, U.S. Concrete, Inc. (the “Company”) and certain of its subsidiaries, as guarantors, entered into a First Amended and Restated Loan and Security Agreement (the “2013 Loan Agreement”) with certain financial institutions named therein, as lenders (the “Lenders”), and Bank of America, N.A., as agent and sole arranger (the “Administrative Agent”), which amended and restated the Company’s Loan and Security Agreement, dated as of August 31, 2012, as amended by the First Amendment dated as of March 28, 2013. The 2013 Loan Agreement, among other things, provides for an increase, upon the consummation of a qualifying refinancing of the Company’s 9.50% Senior Secured Notes due 2015 (a “Senior Notes Refinancing”), of the Lenders’ total commitments thereunder (the “Revolving Commitment”) from $102.5 million to $125.0 million. The expiration date of the 2013 Loan Agreement is July 1, 2015, which, upon a Senior Notes Refinancing, if ever, will be extended to the date that is the earlier of (i) October 29, 2018 and (ii) 60 days prior to the maturity of the indebtedness incurred in a Senior Notes Refinancing (the “Senior Notes Refinancing Debt”). The principal amount of the Senior Notes Refinancing Debt may not exceed $300,000,000; provided that if the amount of the Senior Notes Refinancing Debt is greater than $200,000,000, the Company’s pro forma leverage ratio for the most recent trailing twelve-month period must be no greater than 4.25 to 1.0 and the Senior Notes Refinancing Debt must mature six months outside the expiration date of the 2013 Loan Agreement.

Draws under the 2013 Loan Agreement may be prepaid from time to time without penalty or premium, other than customary LIBOR breakage. The 2013 Loan Agreement retains an uncommitted accordion feature that allows for increases in the total Revolving Commitment to as much as $175.0 million.

The actual maximum credit availability under the 2013 Loan Agreement varies from time to time and is determined by calculating a borrowing base, all as specified in the 2013 Loan Agreement and discussed further below. The 2013 Loan Agreement also contains a provision for discretionary over-advances and involuntary protective advances by the Lenders of up to $12.5 million in excess of the borrowing base. The 2013 Loan Agreement provides for swingline loans, up to a $10.0 million sublimit, and letters of credit, up to a $30.0 million sublimit, which reduce the amount available for loans under the Revolving Commitment.

Advances under the Revolving Commitment are limited by a borrowing base of (a) 90% of the face amount of eligible accounts receivable (reduced to 85% under certain circumstances), plus (b) the lesser of (i) 55% of the value of eligible inventory or (ii) 85% of the product of (x) the net orderly liquidation value of inventory divided by the value of the inventory multiplied by (y) the value of eligible inventory, plus (c) the lesser of (i) $30.0 million (which amount increases pro rata with the increase of the Revolving Commitment as a result of the exercise of the accordion, but subject to a total cap of $40 million) or (ii) the sum of (A) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible trucks plus (B) 80% of the cost of newly acquired eligible trucks since the date of the latest appraisal of eligible trucks minus (C) 85% of the net orderly liquidation value of eligible trucks that have been sold since the latest appraisal date and 85% of the depreciation amount applicable to eligible trucks, minus (d) certain specified reserves and such reserves as the Administrative Agent may establish from time to time in its permitted discretion. The Administrative Agent may, in its permitted discretion, reduce the advance rates set forth above, adjust reserves or reduce one or more of the other elements used in computing the borrowing base.

Advances under the 2013 Loan Agreement are in the form of either base rate loans or “LIBOR Loans.”. The interest rate for base rate loans fluctuates and is equal to the greatest of (i) the prime rate announced by Bank of America; (ii) the Federal funds rate, plus 0.50%; and (iii) the rate per annum for a 30-day interest period equal to the British Bankers Association LIBOR Rate, as published by Reuters at approximately 11:00 a.m. (London time) two business days prior (“LIBOR”), plus 1.0%; in each case plus a margin ranging from 0.25% to 0.75% subject to the average availability under the 2013 Loan Agreement. The interest rate for LIBOR Loans is equal to the rate per annum for the applicable interest period equal to LIBOR, plus a margin ranging from 1.5% to 2.0% subject to the average availability under the 2013 Loan Agreement. Issued and outstanding letters of credit are subject to a fee equal to the interest margin applicable to the LIBOR Loans and a fronting fee equal to 0.125% per annum on the stated amount of such letters of credit, and customary charges associated with the issuance and administration of letters of credit. Among other fees, we pay an unused line fee of 0.375% or 0.250% per annum (depending on the average daily balance of the loans and the stated amount of the letters of credit) (due monthly) on the aggregate unused revolving commitments under the 2013 Loan Agreement.

The 2013 Loan Agreement contains usual and customary negative covenants for transactions of this type, including, but not limited to: restrictions on the Company’s and the guarantors’ ability to consolidate or merge; substantially change the nature of the Company’s or the guarantors’ business; sell, lease or otherwise transfer assets; create or incur indebtedness; create liens; pay dividends; pay certain specified indebtedness and make investments, acquisitions or loans. The negative covenants are subject to certain exceptions as specified in the 2013 Loan Agreement. The 2013 Loan Agreement also requires that the Company, upon the occurrence of certain events, maintain a fixed charge coverage ratio of at least 1.0 to 1.0 for each period of twelve calendar months, as determined in accordance with the 2013 Loan Agreement.

The 2013 Loan Agreement also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control of the Company, material money judgments and failure to maintain subsidiary guarantees.

The 2013 Loan Agreement is secured by a first-priority lien on certain assets of the Company and the guarantors, including inventory (including as-extracted collateral), accounts, certain specified mixer trucks, general intangibles, instruments, documents, chattel paper, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, in each case, other than collateral securing the Company’s 9.50% Senior Secured Notes due 2015 on a first-priority basis, and subject to permitted liens and certain exceptions. The 2013 Loan Agreement is also secured by a second-priority lien on the collateral securing the Company’s 9.50% Senior Secured Notes due 2015 on a first-priority basis.

The preceding summary of the 2013 Loan Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On October 29, 2013, U.S. Concrete issued a press release announcing the 2013 Loan Agreement. A copy of this press release is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Exhibit
10.1	First Amended and Restated Loan and Security Agreement, dated as of October 29, 2013.
99.1	Press Release of U.S. Concrete, Inc., dated October 29, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: October 29, 2013    By: /s/ William M. Brown
Name: William M. Brown
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	First Amended and Restated Loan and Security Agreement, dated as of October 29, 2013.
99.1	Press Release of U.S. Concrete, Inc., dated October 29, 2013.